Exhibit 99.1

DataXu, Inc.

Consolidated Financial Statements

December 31, 2018, 2017 and 2016

DataXu, Inc.

Index

December 31, 2018, 2017 and 2016

Report of Independent Auditors

To Management of DataXu, Inc.

We have audited the accompanying consolidated financial statements of DataXu, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive (loss) income, of redeemable convertible preferred stock and stockholders’ deficit, and of cash flows for each of the three years in the period ended December 31, 2018.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DataXu, Inc. and its subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2018 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses from operations since inception, has an accumulated deficit, will require additional financing to fund future operations, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Additionally, as discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for restricted cash in 2019. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 1, 2019, except for the change in the manner in which the Company accounts for restricted cash discussed in Note 2 to the consolidated financial statements, as to which the date is November 18, 2019

PricewaterhouseCoopers LLP, 101 Seaport Boulevard, Suite 500, Boston, MA 02210
T: (617) 530 5000, F: (617) 530 5001, www.pwc.com/us

DataXu, Inc.

Consolidated Balance Sheets

December 31, 2018 and 2017

In 000’s, except for number of shares and par value

	2018	2017
Assets
Current assets
Cash and cash equivalents	$21,313	$22,506
Accounts receivable, net of allowance for doubtful accounts of $573 and $554 and $1,039 at December 31, 2018 and 2017 and 2016, respectively	53,741	57,926
Current portion of restricted cash	264	—
Prepaid expenses and other current assets	3,209	1,798

Total current assets	78,527	82,230
Property and equipment, net	4,841	1,338
Capitalized software development costs, net	11,967	8,775
Restricted cash, net of current portion	1,453	1,622
Goodwill	9,457	9,457
Other assets	512	941

Total assets	$106,757	$104,363

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$34,993	$28,665
Accrued expenses	23,625	18,712
Deferred revenue	738	1,424
Current portion of deferred rent	381	—
Line of credit	30,482	—
Convertible debt	8,037	7,375

Total current liabilities	98,256	56,176
Long-term liabilities
Line of credit	—	28,716
Deferred rent	3,375	13

Total liabilities	101,631	84,905

Commitments and contingencies (Note 12)
Redeemable convertible preferred stock, $0.001 par value -111,301,589 shares authorized; 110,974,696 shares issued and outstanding at December 31, 2018 and 2017 (liquidation value of $99,206 at December 31, 2018)	100,417	100,364

Stockholders’ deficit
Series C-1 convertible preferred stock, $0.001 par value -2,903,027 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value - 200,785,577 shares authorized; 33,457,325 and 31,352,614 shares issued and outstanding at December 31, 2018 and 2017, respectively	33	31
Additional paid-in capital	24,735	21,577
Accumulated deficit	(120,058)	(102,403)
Accumulated other comprehensive loss	(1)	(111)

Total stockholders’ deficit	(95,291)	(80,906)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$106,757	$104,363

The accompanying notes are an integral part of these consolidated financial statements.

DataXu, Inc.

Consolidated Statements of Operations and Comprehensive (Loss) Income

Years ended December 31, 2018, 2017 and 2016

In 000’s

	2018	2017	2016
Revenue	$142,799	$141,802	$205,522

Cost and operating expenses
Cost of revenue	96,514	97,639	136,905
Selling and marketing	31,811	30,230	34,882
Research and development	15,616	16,631	17,797
General and administrative	12,501	11,808	12,730

Total cost and operating expenses	156,442	156,308	202,314

Operating (loss) income	(13,643)	(14,506)	3,208

Other expense
Interest expense, net	(2,956)	(2,035)	(2,353)
Other expense, net	(773)	1,274	(989)

Total other expense, net	(3,729)	(761)	(3,342)

Loss before income taxes	(17,372)	(15,267)	(134)
Provision for income taxes	283	211	19

Net loss	(17,655)	(15,478)	(153)
Other comprehensive gain (loss)
Foreign currency translation adjustment	110	(188)	359

Comprehensive (loss) income	$(17,545)	$(15,666)	$206

The accompanying notes are an integral part of these consolidated financial statements.

DataXu, Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

Years ended December 31, 2018, 2017 and 2016

In 000’s, except for number of shares

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Comprehensive	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Deficit
Balances at December 31, 2015	104,767,897	$88,798	29,299,285	$29	$15,679	$(86,772)	$(282)	$(71,346)
Issuance of Series F redeemable convertible preferred stock	5,019,639	10,000
Exercise of stock options			1,286,159	1	571			572
Exercise of series A warrant	118,857	149
Cash settlement of Mexad equity award					(509)			(509)
Stock-based compensation					2,769			2,769
Accretion of preferred stock issuance costs		102			(102)			(102)
Accumulated other comprehensive income							359	359
Net loss						(153)		(153)

Balances at December 31, 2016	109,906,393	99,049	30,585,444	30	18,408	(86,925)	77	(68,410)
Exercise of stock options			767,170	1	263			264
Exercise of Series A preferred stock warrants	1,068,303	1,250
Stock-based compensation					2,971			2,971
Accretion of preferred stock issuance costs		65			(65)			(65)
Accumulated other comprehensive loss							(188)	(188)
Net loss						(15,478)		(15,478)

Balances at December 31, 2017	110,974,696	100,364	31,352,614	31	21,577	(102,403)	(111)	(80,906)
Exercise of stock options			2,104,711	2	497			499
Stock-based compensation					2,714			2,714
Accretion of preferred stock issuance costs		53			(53)			(53)
Accumulated other comprehensive income							110	110
Net loss						(17,655)		(17,655)

Balances at December 31, 2018	110,974,696	$100,417	33,457,325	$33	$24,735	$(120,058)	$(1)	$(95,291)

The accompanying notes are an integral part of these consolidated financial statements.

DataXu, Inc.

Consolidated Statements of Cash Flows

Years ended December 31, 2018, 2017 and 2016

In 000’s

	2018	2017	2016
Net loss	$(17,655)	$(15,478)	$(153)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	4,598	2,932	1,942
Stock-based compensation expense	2,714	2,971	2,769
Bad debt expense	634	(85)	199
Change in fair value of preferred stock warrant liability	—	(299)	137
(Gain) loss on disposal of property and equipment	(27)	38	—
Non-cash interest expense	729	56	170
Deferred rent	3,743	(284)	(212)
Unrealized foreign currency translations	(373)	(1,055)	808
Changes in operating assets and liabilities
Accounts receivable	3,286	22,814	12,543
Prepaid expenses and other current assets	(1,460)	4,048	(855)
Accounts payable	4,936	(911)	(6,209)
Accrued expenses and other	4,885	(6,175)	58
Deferred revenue	(686)	676	(103)
Other assets	429	128	(610)

Net cash provided by operating activities	5,753	9,377	10,484

Cash flows from investing activities
Capitalization of software development costs	(6,973)	(6,055)	(4,387)
Purchases of property and equipment	(2,626)	(787)	(632)

Net cash used in investing activities	(9,599)	(6,842)	(5,019)

Cash flows from financing activities
Proceeds from exercise of stock options	499	264	572
Proceeds from line of credit	2,000	—	36,493
Payment on line of credit	(233)	(7,778)	(30,000)
Payment of term loan	—	—	(15,949)
Proceeds from issuance of convertible debt	—	7,458	—
Proceeds from exercise of Series A preferred stock warrants	—	25	—
Cash settlement related to Mexad Acquisition	—	—	(509)
Proceeds from issuance of Series F redeemable convertible preferred stock, net of issuance costs	—	—	10,000

Net cash provided by (used in) financing activities	2,266	(31)	607

Effect of exchange rates on cash, cash equivalents and restricted cash	482	142	(224)

(Decrease)/Increase in cash, cash equivalents, and restricted cash	(1,098)	2,646	5,848
Cash, cash equivalents and restricted cash
Beginning of year	24,128	21,482	15,634

End of year	$23,030	$24,128	$21,482

Supplemental cash flow disclosures
Cash paid for interest	$1,992	$1,733	$2,197
Cash paid for income taxes	48	46	41
Supplemental noncash financing activities
Accretion of preferred stock issuance costs	$53	$65	$102
Conversion of Series A preferred stock warrant liability to equity upon exercise	—	1,225	149
Noncash purchases of property and equipment	1,682	—	—
Fair value of liability for redemption feature associated with the issuance of convertible debt	—	139	—

The accompanying notes are an integral part of these consolidated financial statements.

DataXu, Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2018, 2017 and 2016

In 000’s, except for number of shares and par value

1.	Nature of Business and Basis of Presentation

DataXu, Inc. (the “Company” or “DataXu”) was incorporated in Delaware on August 3, 2007. The Company develops and delivers a suite of cloud-based marketing applications that leverage big data to enable brands and their agencies to better understand and engage their customers. With sixteen offices in ten countries, DataXu works with businesses across the globe to improve the return on their digital marketing investments.

The Company is subject to a number of risks similar to companies in the industry that could affect future operations and financial performance. These risks include, but are not limited to, rapid technological change, competitive pressure from substitute products or larger companies, protection of proprietary technology, customer concentration, the need to obtain additional financing to support growth, and dependence on third parties and key individuals.

The Company evaluated whether conditions or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date that the financial statements are issued. The Company did not take into consideration the potential mitigating effects of plans that have not been fully implemented as of the date the financial statements were issued. As of December 31, 2018, the Company had an accumulated deficit of $120,058, cash and cash equivalents of $21,313, convertible debt repayment due of $8,037 with portions currently due in April and May 2019, and a line of credit repayment of $30,482 due in March 2020 (Notes 6 and 7). The Company had insufficient funds to repay these balances at this time, which raised substantial doubt about the Company’s ability to continue as a going concern. On October 22, 2019, the Company entered into a Merger Agreement with Roku, Inc. and as part of the agreement, the line of credit and the convertible debt were repaid in full as part of the closing proceeds on November 8, 2019. Refer to Note 13 for additional information. The accompanying financial statements do not include any adjustments to reflect the possible future effects on recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates relied upon in preparing these financial statements include, but are not limited to, revenue recognition, allowance for doubtful accounts, capitalized software development costs, the fair value of equity awards and certain accrued expenses.

DataXu, Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2018, 2017 and 2016

In 000’s, except for number of shares and par value

Foreign Currency Translation

The functional currency of the Company’s foreign operations is the local country’s currency. Consequently, the results of operations outside the United States are translated into U.S. dollars using average exchange rates for the period reported, while assets and liabilities of operations outside the United States are translated into U.S. dollars using end-of-period exchange rates. Foreign currency translation adjustments are included in stockholders’ equity as a component of accumulated other comprehensive (loss) income in the accompanying consolidated balance sheets. Foreign currency transaction (losses) gains included in other expense for the years ended December 31, 2018, 2017 and 2016 were $(1,054) and $818 and ($784), respectively.

Cash, Cash Equivalents, and Restricted Cash

Cash equivalents include all highly liquid investments maturing within 90 days from the date of purchase. Cash equivalents consist of money market funds as of December 31, 2018 and 2017. As of December 31, 2018 and 2017, the Company had irrevocable letters of credit outstanding with financial institutions, secured by money market funds, for facilities leases.

Cash, cash equivalents and restricted cash consist of the following:

	2018	2017	2016	2015
Cash and cash equivalents	$21,313	$22,506	$21,038	$15,103
Restricted cash	1,717	1,622	444	531

Total	$23,030	$24,128	$21,482	$15,634

Property and Equipment

Property and equipment is recorded at cost. Expenditures for repairs and maintenance costs are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is included in the determination of net income or loss. Computers and equipment, purchased software, and furniture and fixtures are depreciated using the straight-line method and an estimated useful life of three years. Leasehold improvements are amortized using the straight-line method over the shorter of the asset life or remaining term of the lease.

Goodwill and Other Intangible Assets

The Company records goodwill when the consideration paid in a business acquisition exceeds the fair value of the net tangible assets acquired, identifiable intangible assets acquired and liabilities assumed. Goodwill is not amortized.

The Company assesses goodwill for impairment, using either a quantitative or qualitative test, annually on October 1 of each year or more frequently when events and circumstances occur indicating that the recorded goodwill may be impaired. If the book value of a reporting unit exceeds its fair value, the implied fair value of goodwill is compared with the carrying amount of goodwill. If the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recorded equal to that excess. The Company considers the following factors that could trigger an impairment review: significant underperformance relative to historical or projected operating results, significant changes in the Company’s use of the acquired assets in a business combination or the strategy for its overall business, and significant negative industry or economic trends.

DataXu, Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2018, 2017 and 2016

In 000’s, except for number of shares and par value

Long-lived assets include property and equipment and capitalized software development costs. The Company evaluates its long-lived assets for recoverability whenever events or changes in circumstances indicate that their carrying values may not be recoverable. The Company considers the following factors in deciding when to perform an impairment review: significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. To evaluate a long-lived asset for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset to its carrying value. If the carrying value exceeds the sum of the expected undiscounted cash flows, an impairment loss on the long-lived asset to be held and used is recognized based on the excess of the asset’s carrying value over its fair value, determined based on discounted cash flows.

No events or changes in circumstances existed to require an impairment assessment during the years ended December 31, 2018, 2017 and 2016.

Concentrations of Credit Risk and Significant Customers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, and accounts receivables. The Company maintains its cash and cash equivalents and restricted cash primarily with one financial institution that management believes to be of high-credit quality. At times, the deposits with this financial institution may exceed federally insured limits. Accounts receivable are carried at the original invoice amount, less an estimate for doubtful accounts. Management determines the allowance for doubtful accounts by evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. To date, losses resulting from uncollected receivables have not exceeded management’s expectations.

As of December 31, 2018 and 2017, one customer accounted for 16% and 12%, respectively, of total accounts receivable.

For the years ended December 31, 2018 and 2017, one customer accounted for 16% and 13%, respectively, of total revenue. For the year ended December 31, 2016, two customers accounted for 17% and 10% of total revenue.

Research and Development

The Company expenses research and development costs as incurred.

Capitalized Software Development Costs

Research and development costs are generally expensed as incurred, and primarily include salaries, fees to consultants, and other related costs. The Company capitalizes certain direct costs to develop significant functionality. The costs incurred in the preliminary stages of development and post-implementation/operating stage are expensed as incurred. Costs incurred for the activities during the application stage are capitalized. Capitalized costs are amortized over the estimated three-year useful life and are included in costs of goods sold. During the years ended December 31, 2018, 2017 and 2016, the Company capitalized $6,973, $6,055 and $4,387 respectively, of costs associated with software development. Through December 31, 2018, the Company has capitalized $23,563 in software development costs. Amortization expense for the years ended December 31, 2018, 2017 and 2016 was $3,781, $2,130 and $1,220, respectively. As of December 31, 2018, 2017 and 2016, accumulated amortization for capitalized development costs was $11,596, $7,815 and $5,685, respectively.

DataXu, Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2018, 2017 and 2016

In 000’s, except for number of shares and par value

Operating Leases

The Company records rent expense for operating leases, some of which have escalating rent payments, on a straight-line basis over the lease term. The Company begins recognition of rent expense on the date of initial possession, which is generally when the Company enters the leased premises and begins to make improvements in preparation for its intended use. Some of the Company’s lease arrangements provide for concessions by the landlords, including payments for leasehold improvements and rent-free periods. The Company accounts for the difference between the straight-line rent expense and rent paid as deferred rent.

Debt Issuance Costs

Debt issuance costs related to the convertible debt have been recorded as a reduction of the carrying amount of the debt and are amortized to interest expense using the effective interest method. The Company had unamortized debt issuance costs of $0 and $54 as of December 31, 2018 and 2017, respectively. Debt financing costs associated with credit facilities have been deferred and recorded in other assets, non-current and are amortized to interest expense on a straight-line basis over the term of the credit facilities. The Company had unamortized debt financing costs of $93 and $350 as of December 31, 2018 and 2017, respectively.

Advertising Costs

Advertising costs are expensed as incurred. The Company incurred advertising expenses of $2,318, $1,756 and $2,337 for the years ended December 31, 2018, 2017 and 2016, respectively, which is included in selling and marketing expense in the accompanying consolidated statements of operations.

Revenue Recognition

The Company generates revenue from delivering services using its technology platform. The Company recognizes revenues provided all of the following have occurred: persuasive evidence of an arrangement with the customer exists, services have been performed, the fees are fixed or determinable, and collectability of the fees is reasonably assured.

Each of the Company’s arrangements are evidenced by signed contracts or through insertion orders. Arrangements with customers do not provide the customer with the right to take possession of the software or platform at any time. The Company’s arrangements are cancellable by the customer as to any unfulfilled portion of a campaign without penalty. Media is purchased on the Company’s platform on a real-time basis and purchasing ceases upon cancellation. In each of the Company’s arrangements, once the advertising is delivered in accordance with the terms of the contract or insertion order, the related amounts earned for such services are non-refundable.

The Company maintains processes to determine the collectability of amounts due from customers. Amounts that have been invoiced for services are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria outlined above have been met. In instances where customers prepay, the Company will defer recognition of revenue until the criteria outlined above are met and actual services have been delivered during the period based on the terms specified in the agreement with the customer.

The Company generates revenue from its platform through its Platform Managed and Platform offerings. The Company recognizes revenue on a gross or net basis for each model based on its determination as to whether the Company is acting as the principal in the revenue generation process or as an agent.

DataXu, Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2018, 2017 and 2016

In 000’s, except for number of shares and par value

Platform Managed — Platform Managed provides customers the opportunity to utilize the Company’s platform on a managed service basis, whereby the Company delivers services based upon a pre-agreed set of fixed objectives with an advertiser or agency. The Company enters into customer agreements through discrete binding insertion orders or contracts with fixed price commitments which are determined prior to the launch of an advertising campaign.

The Company recognizes revenue for Platform Managed on a gross basis primarily based on the Company’s determination that it is deemed to be the primary obligor, has latitude in establishing prices with its customer, has discretion in selecting media vendors when fulfilling a customer’s campaign, and has credit risk.

Platform – Platform provides customers with self-serve capabilities for real-time media buying, serving, targeting, optimization and brand measurement. The Company enters into contracts with customers under which fees earned by the Company are based on a utilization fee of transactions processed through the platform as well as fees for additional features.

The Company recognizes revenue for Platform on a net basis primarily based on the Company’s determination that it is not deemed to be the primary obligor, the actual cost of the campaign is determined by the customer through the real-time bidding process, through management of the campaign the customer can define supplier preferences or specific suppliers from a list the Company maintains, and the amount earned by the Company is based upon the volume of transactions of a customer’s campaign.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company’s consolidated financial statements and tax returns. Deferred tax assets and liabilities are determined based upon the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and for loss and credit carryforwards, using enacted tax rates expected to be in effect in the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that these assets may not be realized.

The Company provides reserves for potential payments of tax to various tax authorities related to uncertain tax positions. Amounts recognized are based on a determination of whether a tax benefit taken by the Company is more likely than not to be sustained upon audit. The amount recognized is equal to the largest amount that is more than 50% likely to be sustained. Interest and penalties associated with such uncertain tax positions are recorded as a component of income tax expense. As of December 31, 2018 and 2017, the Company has not identified any uncertain tax positions.

Stock-Based Compensation

Stock-based compensation expense reflects the fair value of stock-based awards measured at the grant date. For certain awards, the Company estimates the fair value of each stock-based award on the grant date using the Black-Scholes model. The Black-Scholes option valuation model incorporates assumptions as to the stock price, stock price volatility, the expected life of options granted, a risk-free interest rate and dividend yield. Stock-based compensation expense related to employee grants is recognized over the requisite service period, which is generally the vesting period, as adjusted for forfeiture, on a straight-line basis.

DataXu, Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2018, 2017 and 2016

In 000’s, except for number of shares and par value

Preferred Stock Warrant Liability

The Company accounts for warrants for the purchase of shares that are redeemable, or contingently redeemable, as a liability at fair value with the change in fair value recorded in other income (expense) in the consolidated statements of operations. All warrants expired in September 2017 and were either exercised or forfeited. The Company recorded other income (expense) of $208 and ($137) during 2017 and 2016, respectively, for the change in the fair value of the warrants.

Accounting for Redeemable Convertible Preferred Stock

In November 2019, the Company retrospectively adjusted the method for which it accounts for Redeemable Convertible Preferred Stock to conform with public company standards. For SEC registrants, redeemable securities that are not liabilities are reported in mezzanine equity on the balance sheet. Therefore, the Company has changed the classification for these equity instruments and has presented its Redeemable Convertible Preferred Stock as mezzanine equity. As a result, the Company reclassified $100,417, $100,364, $99,049, and $88,798 of amounts previously presented within stockholders’ deficit as of December 31, 2018, 2017, 2016 and 2015.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-9, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-9”), which provides new guidance for revenue recognition. ASU 2014-9 provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-9 also requires improved disclosures to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue that is recognized. Entities have the option of using either a full retrospective or modified retrospective approach for the adoption of the standard. In March 2016, the FASB issued ASU No. 2016-8, Principal Versus Agent Considerations (Reporting Revenue Gross Versus Net) (“ASU 2016-8”), which clarifies implementation guidance on principal versus agent considerations in ASU 2014-9. In April 2016, the FASB issued ASU No. 2016-10, Identifying Performance Obligations and Licensing (“ASU 2016-10”), which clarifies the identification of performance obligations and the licensing implementation guidance in ASU 2014-9. In addition, in May 2016, the FASB issued ASU No. 2016-12, Narrow-Scope Improvements and Practical Expedients (“ASU 2016-12”), which clarifies the guidance on assessing collectability, presentation of sales taxes, noncash consideration and completed contracts and contract modifications at transition.

The Company is required to adopt these ASUs for the year ended December 31, 2019. The Company has elected the modified retrospective method of adoption. The Company is still evaluating the impact of adoption; however the adoption is not anticipated to result in a material change in the timing or amount of revenue recognized.

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires an entity to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. The guidance offers specific accounting guidance for a lessee, lessor, and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the income statement. The guidance is effective for the Company for beginning January 1, 2020, including interim periods within that reporting period, and permits a modified retrospective adoption. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

DataXu, Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2018, 2017 and 2016

In 000’s, except for number of shares and par value

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments, which addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The Company adopted ASU 2016-15 on January 1, 2018 on a retrospective basis. The impact of adoption on the consolidated financial statements did not result in a material impact on financial results.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230) (“ASU 2016-18”), which requires that amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of period and end-of-period total amounts shown on the statement of cash flows. For public entities, ASU 2016-18 is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. In November 2019, to conform with public company standards, the Company retrospectively adopted ASU 2016-18 on January 1, 2018. The impact of adoption on the consolidated financial statements resulted in decreases to cash used in investing activities of $95, $1,178 and $88 for the years ended December 31, 2018, 2017 and 2016.

3.	Property and Equipment, Net

Property and equipment consist of the following:

	2018	2017
Computers and equipment	$1,214	$2,868
Furniture and fixtures	1,261	1,287
Purchased software	104	124
Leasehold improvements	5,801	1,759

	8,380	6,038
Less: Accumulated depreciation and amortization	(3,539)	(4,699)

Property and equipment, net	$4,841	$1,338

Depreciation and amortization expense was $817 and $785 and $665 for the years ended December 31, 2018 and 2017 and 2016, respectively. During 2018, the Company disposed of $1,977 of computer equipment that resulted in a $27 gain. During 2017, the Company disposed of $48 of computer equipment that resulted in a $38 loss.

DataXu, Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2018, 2017 and 2016

In 000’s, except for number of shares and par value

4.	Fair Value Measurements

The Company uses a three-tier fair value hierarchy, which categorizes the inputs used in measuring fair value. These categories include (in descending order of priority) Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets; Level 2, defined as inputs other than quoted prices included in Level 1 that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The assets and liabilities measured at fair value on a recurring basis and the input categories associated with those assets and liabilities as of December 31, 2018 and 2017 are as follows:

	Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value
December 31, 2018
Money market funds	$2,090	$—	$—	$2,090
Liability for redemption feature in convertible debt (Note 7)	—	—	(137)	(137)
December 31, 2017
Money market funds	$3,053	$—	$—	$3,053
Liability for redemption feature in convertible debt (Note 7)	—	—	(137)	(137)

The liability for redemption feature in convertible debt of $137 is included in accrued expenses on the balance sheet. As of December 31, 2018, the significant unobservable inputs used in the Monte Carlo simulation to calculate the present value of cash flows included a risk-free rate of 1.42% and equity volatility of 57.6%. Increases or decreases in these inputs would result in a higher or lower fair value measurement.

DataXu, Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2018, 2017 and 2016

In 000’s, except for number of shares and par value

A rollforward of the fair value measurements of the preferred stock warrant liability as of December 31, 2017 is as follows:

Preferred Stock Warrant Liability
Balance at December 31, 2016	$1,524
Value of exercised preferred stock warrants	(1,225)
Value of shares forfeited included in other expense	(91)
Change in fair value included in other expense	(208)

Balance at December 31, 2017	$—

The fair value of the preferred stock warrant liability was determined using the Black-Scholes option-pricing model (Note 9).

5.	Income Taxes

The following table reconciles the federal statutory tax rate to the effective tax rates and the related impact to the provision for income taxes for the years ended December 31, 2018, 2017 and 2016:

	2018	2017	2016
U.S. federal tax at statutory rate	$(3,649)	$(5,190)	$(45)
Foreign rate differential	40	(267)	(84)
Permanent differences	18	(105)	283
Stock-based compensation	172	557	977
Global intangible low-taxed income	142	—	—
Non-deductible interest expense	123	—	25
State taxes, net of federal benefit	(1,107)	(719)	720
Impact of US Tax Act	—	10,129	—
Change in state rates	122	(777)	—
Federal and state credits	(659)	(444)	(646)
Return to provision	92	200	—
Other	269	149	168
Change in valuation allowance	4,720	(3,322)	(1,379)

Total	$283	$211	$19

DataXu, Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2018, 2017 and 2016

In 000’s, except for number of shares and par value

Loss before income taxes consists of the following for the years ended December 31, 2018, 2017 and 2016:

	2018	2017	2016
Domestic	$(18,304)	$(17,079)	$(574)
Foreign	932	1,812	440

Total	$(17,372)	$(15,267)	$(134)

The provision for income taxes during the year ended December 31, 2018, 2017 and 2016 consists of the following:

	2018	2017	2016
Current expense
Federal	$—	$—	$—
State	—	—	—
Foreign	277	211	19

Total current expense	277	211	19
Deferred expense
Federal	—	—	—
State	—	—	—
Foreign	6	—	—

Total deferred expense	6	—	—

Total income tax expense	$283	$211	$19

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2018 and 2017 consist of the following:

	2018	2017
Deferred tax assets and liabilities
Net operating loss carryforwards	$15,288	$12,913
Capitalized research and development costs	6,543	7,288
Research and development credits	6,160	5,191
Stock-based compensation	1,576	1,344
Accruals and other	2,595	700

Total deferred tax assets	32,162	27,436
Valuation allowance	(32,156)	(27,436)

Net deferred tax assets	6	—
Deferred tax liabilities
Property, plant and equipment	(6)	—

Net deferred tax liabilities	$—	$—

DataXu, Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2018, 2017 and 2016

In 000’s, except for number of shares and par value

As of December 31, 2018, the Company has approximately $43,958 and $59,718 of federal and state net operating loss carryforwards, respectively, that expire at various dates through 2038. Additionally, the Company has approximately $10,296 and $3,313 of federal and foreign net operating loss carryforwards, respectively, that expire indefinitely. As of December 31, 2018, the Company has approximately $4,048 and $2,673 of federal and state research and development credit carryforwards, respectively, that expire at various dates through 2038.

The Company has evaluated the positive and negative evidence bearing upon its ability to realize its deferred tax assets, which are comprised primarily of net operating loss carryforwards, capitalized research and development expenses, and research and development credits. Management has considered the Company’s history of cumulative net losses in the U.S. and Germany, estimated future taxable income and prudent and feasible tax planning strategies and has concluded that it is more likely than not that the Company will not realize the benefits of its U.S. federal, state, and German deferred tax assets.

The Company’s valuation allowance increased during 2018 by approximately $4,720 due to the generation of net operating losses and increases in research and development carryforwards and capitalized research and development expenses.

Utilization of the U.S. federal and state net operating loss and research and development credit carryforwards may be subject to a substantial annual limitation under Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended, and corresponding provisions of state law, due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of net operating loss and research and development credit carryforwards that can be utilized annually to offset future taxable income and tax liabilities, respectively. The Company has not completed a study to assess whether a change of ownership has occurred, or whether there have been multiple ownership changes since its formation, due to the significant cost and complexity associated with such a study. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development credit carryforwards before utilization. Further, until a study is completed by the Company and any limitation is known, no amounts are being presented as an uncertain tax position.

The Company files tax returns in the United States, several states, and foreign jurisdictions. With few exceptions, the Company is subject to U.S. federal, state and local, and foreign tax examinations by tax authorities for years 2015 through present; however, carryforward attributes that were generated prior to January 1, 2015 may still be adjusted upon examination by federal, state or local tax authorities if they either have been or will be used in a future period. As of December 31, 2018, the Company has recorded no liability for unrecognized tax benefits, interest, or penalties related to federal, state, and foreign income tax matters and there currently no pending tax examinations.

On December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act (the “TCJA” or the “Act”). The Act provides for significant changes in the U.S. Internal Revenue Code of 1986, as amended. The Act reduces the U.S. federal corporate tax rate from 35 percent to 21 percent effective January 1, 2018, and among other things, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred. The Financial accounting Standards Board has recognized the complexity of reflecting the impacts of the TCJA, and has allowed non-public companies to apply the guidance in Staff Accounting Bulletin No. 118 (“SAB 118”), Income Tax Accounting Implications of the Tax Cuts and Jobs Act, issued by the US Securities and Exchange Commission. SAB 118 provides a one-year measurement period from a registrant’s reporting period that includes the Act’s enactment date to allow the registrant sufficient time to obtain, prepare and analyze information to complete the accounting required under Accounting Standards Codification (“ASC”) 740 – Income Taxes.

DataXu, Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2018, 2017 and 2016

In 000’s, except for number of shares and par value

During 2017, the Company recorded tax charges for the impact of the Tax Act effects using the current available information and technical guidance on the interpretations of the Tax Act. As permitted by SAB 118, the Company recorded provisional estimates and have subsequently finalized our accounting analysis based on the guidance, interpretations, and data available as of December 31, 2018.

The Tax Reform Act also includes a new U.S. tax base erosion provision, the global intangible low-taxed income (“GILTI”) provision, which imposes a tax on foreign income in excess of a deemed return on tangible assets of foreign corporations. The Company has made an accounting policy election to account for GILTI as a component of tax expense in the period in which the Company is subject to the rules and therefore did not provide any deferred tax impacts of GILTI in its consolidated financial statements.

The Company has not made any provisions for foreign withholding or income taxes on the undistributed earnings of its foreign subsidiaries since it is the Company’s intention to indefinitely reinvest undistributed earnings of its foreign subsidiaries.

6.	Senior Revolving Credit Facility

On June 30, 2016, the Company entered into a Senior Revolving Credit facility with two separate financial institutions up to the amount of $53,000. With this facility, the Company’s previous working capital line of credit and term loans were swept into this new revolving credit facility. The availability of the loan is subject to a borrowing base formula, which is calculated as a percentage of eligible accounts receivable. Borrowings bear interest at a variable rate equal to prime rate plus 0.5% in addition to the applicable margin percentage between 0.25% and 1.25% based upon the borrowing availability under the revolving credit facility.

In June 2017, the Company modified this facility by adjusting certain covenants and also including receivables issued by the Company’s United Kingdom entity into the borrowing base formula. In January 2018, the Company modified this facility by adjusting certain covenants and also adjusting the applicable margin percentage to between 1.25% and 1.75% based upon the borrowing availability under the revolving credit facility. The facility maturation date was also adjusted to March 31, 2019, which was subsequently modified on March 28, 2019 to extend the maturity date to March 2020 (Note 13). The balance on this facility was $30,482 with interest accruing at a rate of 7.25% as of December 31, 2018. Total interest expense recorded related to credit facility borrowings was $2,030, $1,946, and $2,376 for the years ended December 31, 2018, 2017, and 2016, respectively.

DataXu, Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2018, 2017 and 2016

In 000’s, except for number of shares and par value

Borrowings under the facility are collateralized by substantially all of the assets of the Company, excluding intellectual property. There are negative covenants restricting the Company’s activities, including limitations on dispositions, mergers or acquisitions; encumbering intellectual property; incurring indebtedness or liens; paying dividends; making certain investments; and engaging in certain other business transactions. The obligations under the facility are subject to acceleration upon the occurrence of specified events of default, including a material adverse change in the Company’s business, operations or financial or other condition.

The Company’s debt agreements include an annual reporting covenant that requires the Company to provide audited financial statements within 150 days following its fiscal year end. In addition, the debt agreements contain other financial covenants including a minimum liquidity levels and certain maximum EBITDA income and losses. The Company was in compliance with all debt covenants as of December 31, 2018.

7.	Convertible Debt

In October and November 2017, the Company issued $7,512 of convertible notes (“2017 Convertible Notes”) to existing shareholders of the Company which bear interest at an annual rate of 6% with a maturity dates of October 10, 2018 and November 10, 2018. On October 3, 2018, the maturity date of the 2017 Convertible Notes was extended until March 10, 2019 and April 10, 2019, respectively. In March 2019, the maturity date of the 2017 Convertible Notes was extended until March 2020. The notes may be converted into shares of Series F redeemable convertible preferred stock at the original issuance price of $1.99. Upon certain financing events occurring between the issuance of the 2017 Convertible Notes and the maturity date, the notes automatically convert into shares of the equity financing at 85% of the issuance cost. Upon any change of control event, the holders will be due a payment of 2.5 times the combined balance of outstanding principal and accrued interest as of the date of the change of control event. The conversion features were recorded at fair value as a discount to the debt of $139 upon issuance. As of December 31, 2018 and 2017, the fair value of the conversion features was valued at $137 with the change in fair value of $2 recorded as a component of other expense in 2017. Total interest expense was $451 and $131 for the years ended December 31, 2018 and 2017, respectively.

8.	Redeemable Convertible Preferred Stock and Stockholders’ Deficit

The rights and privileges of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, and Series F Preferred Stock (collectively, “Preferred Stock”) are described below:

	Shares Authorized	Shares Issued/ Outstanding	Liquidation Value	2018	2017
Series A	39,405,799	39,078,906	$8,206	$9,468	$9,462
Series B	21,950,017	21,950,017	11,000	10,997	10,994
Series C	16,263,732	16,263,732	20,000	19,997	19,994
Series D	18,249,022	18,249,022	30,000	29,991	29,982
Series E	5,393,740	5,393,740	10,000	9,997	9,994
Series F	10,039,279	10,039,279	20,000	19,967	19,938

Total	111,301,589	110,974,696	$99,206	$100,417	$100,364

DataXu, Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2018, 2017 and 2016

In 000’s, except for number of shares and par value

Conversion

Each share of Preferred Stock may be converted at any time, at the option of the holder, into shares of common stock, subject to the applicable conversion rate as determined by dividing the original issue price by the conversion price. As of December 31, 2018, the conversion price is approximately $0.21 for Series A Preferred Stock, approximately $0.50 for Series B Preferred Stock, approximately $1.23 for both Series C and C-1 Preferred Stock, approximately $1.40 for Series D Preferred Stock, approximately $1.85 for Series E Preferred Stock, and approximately $1.99 for Series F Preferred Stock. Conversion is mandatory at the earlier of the closing of an initial public offering of the Company’s common stock with net proceeds to the Company of at least $30,000 or the election by holders of a majority of the then-outstanding shares of preferred stock.

Voting Rights

The preferred stockholders are entitled to vote on all matters and shall have the number of votes equal to the number of whole shares of common stock into which the shares of Series A, Series B, Series C, Series C-1, Series D, Series E, and Series F Preferred Stock held by such holder are then convertible at each meeting of stockholders of the corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration.

Dividends

The Preferred Stock earns a noncumulative, non-compounded annual dividend of 6%, however, shall only be payable when, as, and if declared by the Board of Directors.

Liquidation Preference

The holders of the Preferred Stock have preferences in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the corporation, including a merger or consolidation. Upon a liquidation event, the preferred stockholders are entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of common stock or any other class or series of stock ranking on liquidation junior to the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock an amount equal to approximately $0.21, $0.50, $1.23, $1.64, $1.85 and $1.99 per share, respectively. Thereafter, any remaining assets available for distribution would be distributed among the holders of shares of Series C-1 Preferred Stock at an amount $1.23 per share. Thereafter, any remaining assets available for distribution would be distributed among common stockholders.

Redemption

Shares of Series A, Series B, Series C (other than Series C-1), Series D, Series E and Series F Preferred Stock shall be redeemed by the Company at a price equal to approximately $0.21, $0.50, $1.23, $1.64 $1.85, and $1.99 per share, respectively (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other recapitalization). The redemption price is payable in three annual installments commencing 60 days after receipt by the Company at any time on or after August 2020, from the holders of at least a majority of the then-outstanding shares of Preferred Stock (other than Series C-1), of written notice requesting redemption of all shares of Preferred Stock. The Company is accreting the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock to redemption value over the period from the date of issuance to August 2020, such that the carrying amounts of the securities will equal the redemption amounts at the earliest redemption date.

DataXu, Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2018, 2017 and 2016

In 000’s, except for number of shares and par value

Preferred Stock Warrants

In April 2009, in connection with the conversion of a notes payable to Series A Preferred Stock, the Company issued warrants to purchase shares of Series A Preferred Stock. In September 2017, warrants to purchase 1,156,912 shares were exercised through a cashless transaction based upon a Series A Preferred Stock fair value of $1.17 and an exercise price of $0.21 per share. Upon exercise, the estimated fair value of the warrants was $1,111, which was converted into 949,261 shares of Series A Preferred Stock. In addition, warrants to purchase 119,046 shares with a fair value of $114 were exercised for net proceeds of $25. There were no warrants outstanding as of December 31, 2017.

In August 2009, in connection with the issuance of a line of credit with a financial institution, the Company issued a warrant to purchase up to 285,714 shares of Series A Preferred Stock. The warrant was immediately exercisable for 142,857 shares and the remaining 142,857 shares were exercisable upon borrowings made on the line of credit, as defined, which did not occur. In 2016, the warrants were exercised through a cashless transaction based upon a Series A Preferred Stock fair value of $1.25 and an exercise price of $0.21 per share. Upon exercise, the estimated fair value of the warrants was $148,571, which was converted into 118,857 shares of Series A Preferred Stock.

Common Stock Warrants

In May 2012, the Company issued warrants to two separate financial institutions to purchase up to 610,000 shares of common stock. The warrants have an exercise price of $0.32 per share and are exercisable through May 31, 2022.

In August 2013, the Company issued warrants to two separate financial institutions to purchase up to 700,000 shares of common stock. The warrants have an exercise price of $0.63 per share and are exercisable through August 2023.

Common Stock Reserved

As of December 31, 2018, the Company has authorized 200,785,577 shares of common stock, and the following number of shares of common stock has been reserved for the potential conversion of preferred stock and exercise of stock options and warrants:

Conversion of Series A Preferred Stock	39,405,799
Conversion of Series B Preferred Stock	21,950,017
Conversion of Series C Preferred Stock	16,263,732
Conversion of Series C-1 Preferred Stock	2,903,027
Conversion of Series D Preferred Stock	21,389,410
Conversion of Series E Preferred Stock	5,393,740
Conversion of Series F Preferred Stock	10,039,279
Exercise of common stock options and warrants	49,973,440

167,318,444

DataXu, Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2018, 2017 and 2016

In 000’s, except for number of shares and par value

9.	Stock Incentive Plans

In 2008, the Board of Directors adopted the 2008 Stock Option Plan (the “2008 Plan”), which provides for the grant of qualified incentive stock options and nonqualified stock options or other awards to the Company’s employees, officers, directors, advisors, and outside consultants for the purchase of up to 61,933,640 shares, as amended, of the Company’s common stock. Stock options generally vest over a 4-year period and expire 10 years from the date of grant. Certain options provide for accelerated vesting if there is a change in control (as defined in the 2008 Plan). The 2008 Plan was terminated by the Board of Directors in July 2017 and replaced with the 2017 Stock Incentive Plan (the “2017 Plan”).

The 2017 Plan provides for the grant of qualified incentive stock options, nonqualified stock options, and restricted stock units or other awards to the Company’s employees, officers, directors, advisors, and outside consultants. The stock incentive pool was not increased but all cancelled and forfeited stock options from the 2008 Plan were transferred into the 2017 Plan allowing for the purchase of up to 61,933,640 shares, as amended, of the Company’s common stock. Stock options generally vest over a 4-year period and expire 10 years from the date of grant. Certain options provide for accelerated vesting if there is a change in control (as defined in the 2017 Stock Plan). Restricted stock units generally vest over a 4-year period but require a liquidity event by the Company, as defined in the 2017 Plan agreements. Restricted stock units generally expire 7 years from the date of grant. Certain restricted stock units provide for accelerated vesting if there is a change in control (as defined in the 2017 Plan agreements). The Company generally issues previously unissued shares of common stock for the exercise of stock options.

As of December 31, 2018, there were 2,449,828 shares available for future grant under the 2017 Plan.

Stock Options

The Company has recorded stock-based compensation expense for stock options of $2,714, $2,971, and $2,769 during the years ended December 31, 2018, 2017 and 2016, respectively, which is based on the number of options ultimately expected to vest. As of December 31, 2018, 2017 and 2016, there was $3,778, $4,600 and $7,001, respectively, of unrecognized compensation cost related to nonvested common stock option arrangements granted under the Plan, which is expected to be recognized over a weighted-average period of 2.22, 2.43, and 2.82 years, respectively.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Expected volatility for the Company’s common stock was determined based on an average of the historical volatility of a peer group of similar public companies. The expected life of options granted to employees was calculated using the simplified method, which represents the average of the contractual term of the option and the weighted-average vesting period of the option. The Company uses the simplified method because it does not have sufficient historical option exercise data to provide a reasonable basis upon which to estimate expected term. The expected life of options granted to nonemployees is equal to the remaining contractual term as of the measurement date. The assumed dividend yield is based upon the Company’s expectation of not paying dividends in the foreseeable future. The risk-free rate for periods within the expected life of the option is based upon the U.S. Treasury yield curve in effect at the time of grant.

In determining the exercise prices for options granted, the Company’s Board of Directors consider the fair value of the common stock as of the measurement date. Based upon a variety of factors, including the results obtained from an independent third-party valuation, the Company’s financial

DataXu, Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2018, 2017 and 2016

In 000’s, except for number of shares and par value

position and historical financial performance, the status of technological developments within the Company’s platform, the composition and ability of the current engineering and management team, an evaluation or benchmark of the Company’s competition, the current business climate in the marketplace, the illiquid nature of the common stock, arm’s-length sales of the Company’s capital stock (including redeemable convertible preferred stock), the effect of the rights and preferences of the preferred stockholders, and the prospects of a liquidity event, among others.

The assumptions used in the Black-Scholes option-pricing model are as follows:

	2018	2017	2016
Expected volatility	58%	58%	58%
Weighted-average risk-free interest rate	2.63	2.04	1.26
Expected dividend yield	—	—	—
Expected life - employee awards	4.85 years	5.94 years	6.01 years

A summary of option activity under the Plan as of December 31, 2018 and changes during the three years ended are as follows:

DataXu, Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2018, 2017 and 2016

In 000’s, except for number of shares and par value

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding at December 31, 2015	39,876,332	$0.49	6.78

Exercisable at December 31, 2015	20,660,410	0.40	6.78

Vested or expected to vest at December 31, 2015	38,339,063	0.48	7.74

Granted	13,000,032	0.92
Exercised	(1,286,159)	0.45
Forfeited and canceled	(6,743,809)	0.66
Outstanding at December 31, 2016	44,846,396	0.59	7.48

Exercisable at December 31, 2016	25,196,650	0.44	6.43

Vested or expected to vest at December 31, 2016	43,274,422	0.58	7.44

Granted	3,435,439	0.95
Exercised	(767,170)	0.34
Forfeited and canceled	(5,374,456)	0.74
Outstanding at December 31, 2017	42,140,209	0.60	6.61

Exercisable at December 31, 2017	30,602,702	0.50	5.93

Vested or expected to vest at December 31, 2017	41,217,208	0.59	6.57

Granted	20,287,203	0.68
Exercised	(2,104,711)	0.27
Forfeited and canceled	(20,626,839)	0.81
Expired	(4,500)	0.15

Outstanding at December 31, 2018	39,691,362	0.55	6.16

Exercisable at December 31, 2018	30,230,342	0.51	5.43

Vested or expected to vest at December 31, 2018	38,934,480	$0.55	6.11

In February 2018, the Company modified all the then outstanding stock option grants with an exercise price above $0.68 to a new exercise price of $0.68, which was the fair value of the common stock at the date of the modification. As a result of this modification, options to purchase 15,604,766 shares of common stock were repriced to an exercise price of $0.68 and stock-based compensation expense of $243 was recorded for the year ending December 31, 2018.

The weighted-average grant-date fair value of options granted during the years ended December 31, 2018, 2017 and 2016 was $0.12, $0.52 and $0.50 per share, respectively. No tax benefits were realized from options during the years ended December 31, 2018, 2017 and 2016. The intrinsic value of options exercised in 2018, 2017 and 2016 was $869, $448 and $608, respectively.

DataXu, Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2018, 2017 and 2016

In 000’s, except for number of shares and par value

Restricted Stock Units with Service and Performance-Based Vesting

During 2018 and 2017, the Company granted restricted stock units (“RSUs”) subject to both service vesting conditions of 48 months and performance-based vesting conditions of 84 months upon a liquidity event, defined as either change of control event or initial public offering. The Company has not recorded compensation expense related to these restricted stock units during the years ended December 31, 2018 and 2017 as the achievement of the performance condition is not probable.

A summary of RSU activity under the Plan as of December 31, 2018 and 2017, and changes during the years then ended are as follows:

	Number of Shares	Weighted- Average Fair Value
Unvested balance at December 31, 2016	—	$—
Granted	3,066,839	0.86
Forfeited	(111,209)	0.86

Unvested balance at December 31, 2017	2,955,630	0.86
Granted	3,873,177	0.68
Forfeited	(306,557)	0.81

Unvested balance at December 31, 2018	6,522,250	$0.76

10.	Mexad, Ltd Acquisition

In 2011, the Company acquired all of the outstanding stock of Mexad, Ltd, a German-based technology and service provider of auction-based ad impressions over digital auction platforms. Under the terms of the acquisition, certain Mexad Ltd. employees were eligible to receive additional consideration that was contingent upon the future earnings of Mexad Ltd. for the years ended December 31, 2011 and 2012 and continued employment with the Company. Each eligible employee held the option for either a stock or cash payout at the time of exercise. During the year ended December 31, 2016, all eligible Mexad, Ltd. employees exercised their rights for a cash payout resulting in total cash payments of $546, of which $509 was included in additional paid-in capital and $37 was charged to stock-based compensation expense.

11.	Employee Benefit Plan

The Company has a Section 401(k) defined contribution savings plan for its employees. The plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pretax basis, subject to legal limitations. Contributions to the plan may be made at the discretion of the Board of Directors. The Company has made contributions of $156, $0 and $0 for the years ended December 31, 2018, 2017 and 2016, respectively.

DataXu, Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2018, 2017 and 2016

In 000’s, except for number of shares and par value

12.	Commitments and Contingencies

The Company leases office facilities under noncancelable operating leases as well as an office equipment lease that expire at various dates through July 2029. Some of these lease agreements contain escalating rent payments. Rent expense is recorded on a straight-line basis, and therefore, as of December 31, 2018, 2017 and 2016, the Company has deferred rent of $3,756, $338 and $622, respectively. Rent expense was $3,213, $2,860 and $2,795 or the years ended December 31, 2018, 2017 and 2016 respectively.

Future minimum amounts payable as of December 31, 2018, under the operating lease agreements are as follows:

Years Ending December 31,
2019	$3,639
2020	3,883
2021	3,430
2022	3,404
2023	3,059
Thereafter	15,981

Total minimum lease payments	$33,396

13. Subsequent Events

The Company has evaluated subsequent events through May 1, 2019, the date these financial statements were available to be issued.

On March 28, 2019, the Company modified the existing borrowing facility by extending the maturity date to March 31, 2020. In addition, $3 million of borrowing capacity in excess of the calculated monthly borrowing base was made available through September 30, 2019. Quarterly EBITDA covenants were also established for the remainder of the term with all other covenants remaining the same as stated in the previous amendment.

On March 27, 2019, the Company issued $4 million of convertible notes (“2019 Convertible Notes”) to existing shareholders of the Company which bear interest at an annual rate of 6% with a maturity date of March 27, 2020. The notes may be converted into shares of Series F redeemable convertible preferred stock at the original issuance price of $1.99. Upon certain financing events occurring between the issuance of the 2019 Convertible Notes and the maturity date, the notes automatically convert into shares of the equity financing at 85% of the issuance cost. Upon any change of control event, the holders will be due a payment of 3.0 times the combined balance of outstanding principal and accrued interest as of the date of the change of control event. In addition, the maturity date of the existing 2017 Convertible Notes originally issued in October 2017 was extended until March 27, 2020.

Events Subsequent to Original Issuance of Financial Statements (Unaudited)

In connection with the reissuance of the financial statements, the Company has evaluated subsequent events through November 18, 2019, the date the financial statements were available to be reissued.

The Company was in violation of the liquidity covenant within the Senior Revolving Credit Facility for the monthly period ended August 31, 2019, as well as in violation of the liquidity and EBITDA covenant within the Senior Revolving Credit Facility for the period ended September 30, 2019. On October 9, 2019, the Company entered into a forbearance agreement which waived the covenant violations until November 15, 2019.

DataXu, Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2018, 2017 and 2016

In 000’s, except for number of shares and par value

On October 22, 2019, the Company entered into a Merger Agreement with Roku, Inc. for the purchase of the Company for cash and equity consideration of $150 million. The Agreement closed on November 8, 2019. As part of the agreement, the Senior Revolving Credit Facility and the 2017 and 2019 Convertible Notes were repaid in full as part of the closing proceeds.